EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
Vince Anido, ISTA Pharmaceuticals 949/788-5311	Justin Jackson, Burns McClellan (Media) jjackson@ny.burnsmc.com
vanido@istavision.com	Lisa Burns and E. Blair Clark (Investors)
David Waltz, ISTA Pharmaceuticals	bclark@ny.burnsmc.com
949/788-5345	212/213-0006
dwaltz@istavision.com

ISTA PHARMACEUTICALS’ VITRASE REVIEWED BY FDA ADVISORY COMMITTEE

IRVINE, Calif., March 17, 2003. ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the U.S. Food & Drug Administration’s Dermatologic and Ophthalmic Drug Advisory Committee voted 8 to 4 that the Company had not demonstrated sufficient statistical evidence to support the efficacy of Vitrase® (ovine hyaluronidase) in the treatment of vitreous hemorrhage. However, the panel also voted 7 to 5 that the benefits of using Vitrase outweigh the risks of the drug in certain sub-groups of patients. The panel also recommended that ISTA provide additional analyses of the current data from the Company’s two pivotal, Phase III clinical trials. Further, the panel and the FDA commended the Company for its pioneering work and recognized the difficulty in defining the endpoints in this challenging and serious disease.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA, commented, “We are disappointed with the panel vote regarding the statistical analyses of efficacy and feel that this may have resulted from some confusion concerning the use of multiple endpoints in the trial. Nonetheless, the majority of the panel recognized that the clinical benefits outweigh the safety risks, particularly in patients with limited treatment options. We look forward to continuing to work with the FDA to determine the appropriate next steps.”

FDA advisory committees provide independent opinions and recommendations to the FDA on applications to market new drugs. Advisory committees consist of medical professionals, scientists and researchers who are recognized as experts in their fields, as well as industry leaders, consumer representatives and patient representatives. Marketing applications include data to show the safety and effectiveness of human drugs. The committees receive summary information about the applications and copies of the FDA’s review of the application documents. Based on this information, advisory committees may recommend approval or disapproval on a drug’s marketing application, or ask for additional information. Although committees provide recommendations to FDA, final decisions regarding a drug’s marketing application are made by FDA. Further information on FDA advisory committees is available at http://www.accessdata.fda.gov.

ISTA’s Vitrase is a proprietary formulation of highly purified ovine hyaluronidase, administered by injection into the vitreous of the eye. A vitreous hemorrhage occurs when blood collects in a patient’s vitreous, the clear, gel-like substance that resides in the back of the eye. Several underlying medical conditions such as diabetes, macular degeneration and various retinal diseases may cause this condition. The majority of vitreous hemorrhages are attributable to complications relating to diabetes.

There is currently no drug treatment for vitreous hemorrhage. Initially, most patients are monitored during a “watchful waiting” period, to determine if the hemorrhage will clear on its own without treatment. If the hemorrhage does not clear, the current medical treatment for vitreous hemorrhage is vitrectomy, an invasive surgical procedure that may result in future cataract formation, retinal detachment or other complications. During a vitrectomy, a patient’s vitreous humor is surgically removed. However, some patients are unable or unwilling to undergo vitrectomy.

ISTA initiated its clinical trial program under the assumption that an injection of Vitrase® would cause the vitreous to liquefy, thereby promoting the clearance of vision-distorting blood. Elimination of blood helps to restore vision and provides an ophthalmologist with a view of the retina, allowing the doctor to diagnose and treat the underlying cause of the hemorrhage.

ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma and ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a fully integrated specialty pharmaceutical company by developing or acquiring complementary products, either already marketed or in late-stage development.

Statements contained in this press release that refer to future events or other non-historical matters are forward looking statements. For example, statements in this press release regarding the timing and scope of any action by the FDA with respect to ISTA’s Vitrase NDA are forward looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: the timing and outcome of the FDA’s review of the NDA for Vitrase; uncertainties and risks regarding market acceptance of Vitrase if approved and the impact of competitive products and pricing; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2002.

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